Black Hills Corp. Reports Increased Second Quarter 2014 Earnings and Reaffirms Guidance

RAPID CITY, S.D. — August 5, 2014 — Black Hills Corp. (NYSE: BKH) today announced 2014 second quarter financial results. Net income, as adjusted, and net income were both $20 million, or $0.44 per diluted share, compared to net income, as adjusted, of $18 million, or $0.41 per diluted share, and net income of $31 million, or $0.69 per diluted share, for the same period in 2013 (net income, as adjusted, is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“Solid operational performance and execution of our growth strategies resulted in continued earnings growth in the second quarter,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Adjusted earnings per share increased seven percent compared to the same period in the prior year, and we are on target to achieve earnings within our 2014 guidance range. After strong earnings in the first quarter driven by cold weather, second quarter earnings were tempered by mild weather. We recorded lower interest expense due to refinancing activity in late 2013, and we are encouraged by continued retail load growth in our electric utilities. On July 21, we recorded a new all-time peak load at Cheyenne Light.”

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Non-GAAP *:
Net income, as adjusted (non-GAAP)	$19.8	$18.3	$67.9	$56.6

Earnings per share, as adjusted, diluted (non-GAAP)	$0.44	$0.41	$1.52	$1.28

GAAP:
Net income	$19.8	$30.5	$67.9	$73.7

Earnings per share, diluted	$0.44	$0.69	$1.52	$1.66

* These are non-GAAP measures. Accompanying schedules for the GAAP to non-GAAP adjustment reconciliations are provided below.

“Initiatives to drive future earnings growth progressed during the quarter. We are nearing completion of the Cheyenne Prairie Generating Station in Cheyenne, Wyoming. Construction of the $222 million power plant is on target to begin serving customers on October 1,” Emery said. “Financing for the new plant is committed, and associated rate cases, all with effective dates of October 1, are progressing well. Additionally, we filed applications seeking approval to construct a 144-mile, $54 million electric transmission line and started our 2014 drilling program in the southern Piceance Basin.
“A second credit rating agency recognized our continued financial improvement and raised our corporate credit rating. In June, Fitch Ratings upgraded our corporate credit rating to BBB+ from BBB.”
Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
Construction for the 132 megawatt, natural gas-fired Cheyenne Prairie Generating Station in Cheyenne, Wyoming, is on schedule and within budget. The new power plant is expected to begin commercial operation on October 1. The plant will serve customers of Cheyenne Light, Fuel & Power and Black Hills Power in Wyoming and South Dakota. On July 31, 2014, Cheyenne Light received approvals of settlement agreements from the Wyoming Public Service Commission to increase annual electric revenues by approximately $8.4 million and natural gas revenues by approximately $0.8 million, effective October 1, 2014. The settlements include a return on equity of 9.9%, and a capital structure of 54% equity and

46% debt. The two related rate cases for Black Hills Power in Wyoming and South Dakota are progressing, with new rates expected to also be effective as of October 1.

•
On July 22, Black Hills Power filed for a certificate of public convenience and necessity with the WPSC to construct a new 144-mile, $54 million electric transmission line from northeastern Wyoming to Rapid City, South Dakota. On June 27, Black Hills Power filed an application with the South Dakota Public Utilities Commission seeking approval of a permit to construct this line.

•	On July 21, Cheyenne Light recorded a new all-time peak load of 198 megawatts, exceeding the previous peak load of 192 megawatts set in December 2013.

•
On June 30, Black Hills Power and Cheyenne Light entered into agreements to issue $160 million of first mortgage bonds to finance Cheyenne Prairie. Black Hills Power will issue $85 million of 4.43 percent coupon first mortgage bonds due Oct. 20, 2044, and Cheyenne Light will issue $75 million of 4.53 percent coupon first mortgage bonds due Oct. 20, 2044. The closing for the sale of the first mortgage bonds is anticipated on Oct. 1, 2014.

•
On May 5, Colorado Electric issued an all-source generation request for approximately 42 megawatts of seasonal firm capacity in 2017, 2018 and 2019, and up to 60 megawatts of eligible renewable energy resources to serve its customers in southern Colorado. On July 31, our power generation segment submitted solar and wind bids in response to the request.

•
On April 30, Colorado Electric filed a rate request with the Colorado Public Utilities Commission to increase its annual revenue by $8.0 million to recover increased operating expenses and infrastructure investments, including those for the Busch Ranch Wind Farm, placed in service late 2012. The filing also seeks to implement a rider to recover a return on the construction costs for a $65 million natural gas-fired combustion turbine that will replace the retired W.N. Clark power plant. A subsequent filing reduced our request to $7.2 million, reflecting updated cost information.

•
On April 29, Kansas Gas filed a rate request with the Kansas Corporation Commission to increase its annual revenue by $7.3 million, primarily to recover infrastructure investments made since its last rate filing in late 2006.

•
On April 25, Cheyenne Light received approval from the Federal Energy Regulatory Commission to establish rates for transmission services under their Open Access Transmission Tariff, effective May 3, 2014. The approval includes a return on equity of 10.6 percent and a capital structure of 54 percent equity and 46 percent debt.

Non-regulated Energy

•
On July 14, Power Generation received FERC approval for the sale of its 40 megawatt natural gas-fired combustion turbine to the City of Gillette, Wyoming, for approximately $22 million, upon expiration of the power purchase agreement with Cheyenne Light in August 2014. The sale is expected to close on Aug. 31, 2014.

•	In June, drilling commenced in the southern Piceance Basin on two of the six horizontal Mancos Shale wells planned for 2014.

Corporate

•
On July 30, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Aug. 15, 2014, will receive $0.39 per share, equivalent to an annual dividend rate of $1.56 per share, payable on Sept. 1, 2014.

•	On June 13, Fitch Ratings upgraded the company's corporate credit rating to BBB+ from BBB, with a stable outlook.

•	On May 29, Black Hills amended and extended its $500 million, unsecured revolving credit facility at improved pricing for a five-year term expiring May 29, 2019.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)
Net income (loss):
Utilities:
Electric	$11.4	$10.6	$26.0	$23.0
Gas	2.0	3.2	26.7	21.7
Total Utilities Group	13.4	13.8	52.7	44.7

Non-regulated Energy:
Power generation	7.2	5.1	15.3	10.7
Coal mining	2.1	1.9	4.5	3.0
Oil and gas	(1.7)	(1.9)	(3.7)	(2.0)
Total Non-regulated Energy Group	7.6	5.1	16.1	11.7

Corporate and Eliminations (a)	(1.1)	11.7	(0.8)	17.3

Net income (loss)	$19.8	$30.5	$67.9	$73.7

(a)
Financial results include a $12 million and a $17 million after-tax non-cash mark-to-market gain for the three and six months ended June 30, 2013, respectively on certain interest rate swaps. These same interest rate swaps were settled in November 2013.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Weighted average common shares outstanding (in thousands):
Basic	44,399	44,172	44,365	44,113
Diluted	44,588	44,412	44,571	44,363

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.45	$0.69	$1.53	$1.67

Diluted -
Total Diluted Earnings Per Share	$0.44	$0.69	$1.52	$1.66

2014 EARNINGS GUIDANCE REAFFIRMED

The company reaffirms expected 2014 earnings per share, as adjusted, to be in the range of $2.65 to $2.85, as most recently issued on May 1, 2014.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, Aug. 6, 2014, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-318-8617 if calling within the United States. International callers can call 617-399-5136. All callers need to enter the pass code 54988533 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Wednesday, Aug. 20, 2014, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 70925530.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles, the company provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. Black Hills believes that non-GAAP financial measures are useful to investors because the items excluded may not be indicative of the company's continuing operating results. Company management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2014		2013		2014		2013
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) (GAAP)	$19.8	$0.44	$30.5	$0.69	$67.9	$1.52	$73.7	$1.66
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	—	—	(12.2)	(0.28)	—	—	(17.1)	(0.38)
Total adjustments	—	—	(12.2)	(0.28)	—	—	(17.1)	(0.38)

Net income (loss), as adjusted (non-GAAP)	$19.8	$0.44	$18.3	$0.41	$67.9	$1.52	$56.6	$1.28

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended June 30, 2014, compared to the three months ended June 30, 2013, are discussed below. The following business group and segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Utilities Group

Net income (loss) for the Utilities Group for the second quarter ended June 30, 2014, was $13 million, compared to $14 million in 2013.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$88.1	$88.2	$(0.1)	$183.5	$178.7	$4.8

Operations and maintenance	40.3	39.4	0.9	82.9	78.2	4.7
Depreciation and amortization	19.3	19.7	(0.4)	38.4	38.8	(0.4)
Operating income	28.6	29.1	(0.5)	62.3	61.6	0.7

Interest expense, net	(11.8)	(13.8)	2.0	(23.8)	(28.2)	4.4
Other (income) expense, net	0.4	0.2	0.2	0.6	0.5	0.1
Income tax benefit (expense)	(5.7)	(4.9)	(0.8)	(13.1)	(10.9)	(2.2)
Net income (loss)	$11.4	$10.6	$0.8	$26.0	$23.0	$3.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Statistics:
Retail sales - MWh	1,129,536	1,106,044	2,312,730	2,242,214
Contracted wholesale sales - MWh	71,999	77,653	167,227	181,437
Off-system sales - MWh	261,926	377,592	599,824	718,124
Total electric sales - MWh	1,463,461	1,561,289	3,079,781	3,141,775

Total gas sales - Cheyenne Light - Dth	855,766	908,387	2,711,264	2,854,271

Regulated power plant availability:
Coal-fired plants (a)	84.8%	96.0%	90.1%	96.4%
Other plants (b) (c)	89.9%	95.5%	84.0%	97.1%
Total availability	87.7%	95.7%	86.6%	96.7%

(a)	The three months and six months ended June 30, 2014 reflect a planned annual outage at Neil Simpson II and an unplanned outage for a catalyst repair at Wygen III.

(b)	The six months ended June 30, 2014, reflects an unplanned outage due to a turbine bearing replacement and combustor upgrade at Pueblo Airport Generation Station.

(c)	The three months and six months ended June 30, 2014, include a planned outage at Ben French CT's #1 and #2 for a controls upgrade.

Second Quarter 2014 Compared with Second Quarter 2013

Gross margin was comparable to the prior year, reflecting increased rider margins of $2.2 million due to a return on additional investment in our generating facilities. Industrial megawatt hours sold increased 18 percent compared to the same period in the prior year, primarily driven by load growth at Cheyenne Light. These increases were offset by a 38 percent decrease in cooling degree days compared to the same period in the prior year resulting in a $1.6 million decrease on lower residential and commercial megawatt hours sold, and a $0.6 million decrease in wholesale power volumes as a result of plant outages. Our Cheyenne Light gas utility experienced an 11 percent decrease in heating degree days, primarily from April, resulting in a $0.5 million decrease in retail natural gas sales.

Operations and maintenance increased primarily due to increases in employee costs, regulatory support, and property taxes.

Interest expense, net decreased primarily due to lower interest rates from refinancing higher cost debt in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate is higher in 2014 primarily due to the research and development tax credit not being extended to 2014.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$46.6	$49.2	$(2.6)	$131.4	$124.9	$6.5

Operations and maintenance	33.5	31.9	1.6	68.8	65.1	3.7
Depreciation and amortization	6.5	6.6	(0.1)	13.1	13.1	—
Operating income	6.6	10.7	(4.1)	49.5	46.7	2.8

Interest expense, net	(3.7)	(5.9)	2.2	(7.6)	(12.2)	4.6
Other expense (income), net	—	—	—	—	—	—
Income tax benefit (expense)	(0.9)	(1.6)	0.7	(15.2)	(12.9)	(2.3)
Net income (loss)	$2.0	$3.2	$(1.2)	$26.7	$21.7	$5.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Statistics:
Total gas sales - Dth	7,630,168	10,348,664	36,780,872	34,798,797
Total transport volumes - Dth	14,746,852	14,383,540	36,308,364	33,209,739

Second Quarter 2014 Compared with Second Quarter 2013

Gross margin decreased primarily due to milder weather compared to the same period in the prior year resulting in lower residential and commercial volumes sold. Heating degree days were 16 percent lower for the three months ended June 30, 2014, compared to the same period in the prior year and 5 percent higher than normal.

Operations and maintenance increased primarily due to an increase in employee costs.

Interest expense, net decreased primarily due to lower interest rates from refinancing higher cost debt in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate for 2014 was slightly lower than 2013 due primarily to an increase in an estimated flow-through tax adjustment.

Non-Regulated Energy Group

Net income (loss) from the Non-regulated Energy group for the three months ended June 30, 2014, was $7.6 million, compared to Net income (loss) of $5.1 million for the same period in 2013.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$22.0	$20.1	$1.9	$44.3	$40.5	$3.8

Operations and maintenance	8.7	8.2	0.5	16.4	16.0	0.4
Depreciation and amortization	1.2	1.3	(0.1)	2.4	2.5	(0.1)
Operating income	12.1	10.7	1.4	25.6	22.0	3.6

Interest expense, net	(0.9)	(2.7)	1.8	(1.9)	(5.4)	3.5
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(4.0)	(2.9)	(1.1)	(8.4)	(5.9)	(2.5)
Net income (loss)	$7.2	$5.0	$2.2	$15.3	$10.7	$4.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	98.7%	94.0%	99.0%	97.0%
Gas-fired plants	99.2%	99.2%	98.5%	98.9%
Total availability	99.1%	98.0%	98.6%	98.5%

Second Quarter 2014 Compared with Second Quarter 2013

Revenue increased primarily due to an increase in megawatt hours delivered at higher prices and an increase in megawatt hours sold and pricing for off-system sales at Black Hills Wyoming.

Operations and maintenance increased primarily due to repairs and maintenance at Colorado IPP.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo., is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased primarily due to refinancing higher cost project debt and settling associated interest rate swaps in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate is comparable to the same period in the prior year.

Coal Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$14.7	$14.3	$0.4	$30.1	$27.9	$2.2

Operations and maintenance	10.0	9.3	0.7	20.2	19.4	0.8
Depreciation, depletion and amortization	2.6	3.0	(0.4)	5.3	5.8	(0.5)
Operating income (loss)	2.1	2.1	—	4.7	2.7	2.0

Interest (expense) income, net	(0.1)	(0.2)	0.1	(0.2)	(0.3)	0.1
Other income (expense), net	0.6	0.6	—	1.2	1.2	—
Income tax benefit (expense)	(0.5)	(0.5)	—	(1.2)	(0.5)	(0.7)
Net income (loss)	$2.0	$2.0	$—	$4.5	$3.0	$1.5

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Statistics:	(in thousands)
Tons of coal sold	1,063	1,079	2,150	2,132
Cubic yards of overburden moved	1,010	930	1,920	1,989

Revenue per ton	$13.79	$13.27	$14.03	$13.09

Second Quarter 2014 Compared with Second Quarter 2013

Revenue was comparable to prior year, reflecting a 4 percent increase in price per ton sold, partially offset by a 1 percent decrease in tons sold. Approximately 50 percent of our coal production is sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to materials and outside services for major maintenance projects.

Depreciation, depletion and amortization decreased primarily due to lower depreciation on mine assets and mine reclamation asset retirement costs.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$15.1	$11.8	$3.3	$30.0	$27.2	$2.8

Operations and maintenance	10.2	10.0	0.2	21.4	20.3	1.1
Depreciation, depletion and amortization	7.3	5.2	2.1	13.9	10.6	3.3
Operating income	(2.4)	(3.4)	1.0	(5.3)	(3.7)	(1.6)

Interest income (expense), net	(0.4)	(0.1)	(0.2)	(0.9)	—	(0.9)
Other (income) expense, net	—	0.1	(0.1)	0.1	—	0.1
Income tax benefit (expense), net	1.1	1.4	(0.3)	2.4	1.6	0.8
Net income (loss)	$(1.7)	$(2.0)	$0.3	$(3.7)	$(2.0)	$(1.7)

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Operating Statistics:
Bbls of crude oil sold	92,228	65,304	41%	166,490	162,107	3%
Mcf of natural gas sold	1,840,826	1,784,389	3%	3,600,790	3,517,339	2%
Gallons of NGL sold	1,764,111	895,720	97%	2,899,832	1,841,534	57%
Mcf equivalent sales	2,646,210	2,304,173	15%	5,013,992	4,753,057	5%

Depletion expense/Mcfe	$2.36	$1.82	30%	$2.31	$1.80	28%

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$78.18	$3.17	$0.80	$95.15	$2.35	$0.73

Average well-head price	$88.81	$2.80		$90.99	$2.00

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$84.56	$3.25	$0.95	$91.71	$2.63	$0.84

Average well-head price	$89.68	$3.00		$89.07	$1.94

Second Quarter 2014 Compared with Second Quarter 2013

Revenue increased primarily due to a 15 percent increase in volumes sold driven by production from two new Piceance Mancos Shale wells and an increase in non-operated Bakken crude oil volumes sold, and a 35 percent increase in the average hedged price received for natural gas sold. These increases were partially offset by an 18 percent decrease in the average price received for crude oil sold.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate, applied to greater production.

Income tax (expense) benefit: The effective tax rate is higher in 2014 primarily due to the research and development tax credit not being extended to 2014.

Corporate Activities

Second Quarter 2014 Compared with Second Quarter 2013

Net income (loss) for Corporate activity was $(1.1) million for the three months ended June 30, 2014, compared to net income (loss) of $12 million for the three months ended June 30, 2013. The variance from the prior year was primarily due to:

•
The settlement of the de-designated interest rate swaps in the fourth quarter of 2013 resulted in no mark-to-market activity for the three months ended June 30, 2014, compared to a mark-to-market gain of $19 million recorded for the three months ended June 30, 2013.

•
The income for the three months ended June 30, 2014, included lower interest expense compared to the three months ended June 30, 2013, as a result of lower interest rate debt from refinancing activities in fourth quarter 2013, and the avoided settlement cost on the de-designated interest rate swaps, which were terminated in fourth quarter 2013.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 777,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company generates wholesale electricity, and produces natural gas, crude oil and coal. Black Hills Corp.'s 1,948 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2014 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2013 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to gain regulatory approval and favorable regulatory treatment for putting generation into rate base;

•
Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves located in the San Juan and southern Piceance Basins;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.7	$102.5	$1.2	$5.6	$15.2	$—	$—	$—	$—	$283.3
Intercompany revenue	3.2	—	20.8	9.1	—	55.4	—	0.5	(88.9)	—
Fuel, purchased power and cost of gas sold	73.8	55.9	—	—	—	0.1	1.0	—	(29.5)	101.4
Gross margin	88.1	46.6	22.0	14.7	15.2	55.4	(1.0)	0.5	(59.4)	181.9

Operations and maintenance	40.3	33.4	8.8	10.2	10.3	53.0	—	—	(57.2)	98.5
Depreciation, depletion and amortization	19.3	6.6	1.2	2.6	7.3	1.8	(3.3)	3.2	(1.8)	36.8
Operating income	28.6	6.6	12.1	2.0	(2.4)	0.5	2.2	(2.6)	(0.4)	46.6

Interest expense, net	(12.9)	(3.9)	(1.0)	(0.2)	(0.7)	(12.7)	—	—	14.2	(17.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	1.3	0.2	0.2	—	0.2	12.3	—	—	(13.6)	0.6
Other income (expense)	0.3	—	—	0.7	0.1	4.6	—	—	(5.1)	0.6
Income tax benefit (expense)	(5.9)	(0.9)	(4.1)	(0.5)	1.1	(0.9)	(0.8)	1.0	0.1	(10.7)
Net income (loss)	$11.4	$2.0	$7.2	$2.1	$(1.7)	$4.0	$1.4	$(1.7)	$(4.8)	$19.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$336.8	$361.8	$2.5	$12.2	$30.0	$—	$—	$—	$—	$743.4
Intercompany revenue	7.2	—	41.8	17.9	—	112.1	—	1.0	(180.0)	—
Fuel, purchased power and cost of gas sold	160.5	230.4	—	—	—	0.1	2.0	—	(61.2)	331.8
Gross margin	183.5	131.4	44.3	30.1	30.0	112.1	(2.0)	1.0	(118.9)	411.6

Operations and maintenance	82.9	68.8	16.4	20.2	21.4	107.3	—	—	(114.3)	202.6
Depreciation, depletion and amortization	38.4	13.1	2.4	5.3	13.9	3.5	(6.5)	6.4	(3.5)	72.8
Operating income	62.3	49.5	25.6	4.7	(5.3)	1.2	4.5	(5.3)	(1.0)	136.2

Interest expense, net	(26.4)	(8.0)	(2.2)	(0.3)	(1.4)	(25.6)	—	—	29.1	(34.7)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	2.6	0.4	0.3	—	0.5	24.8	—	—	(27.7)	1.0
Other income (expense)	0.6	—	—	1.2	0.1	33.3	—	—	(33.7)	1.5
Income tax benefit (expense)	(13.1)	(15.2)	(8.4)	(1.2)	2.4	(0.9)	(1.7)	2.0	0.1	(36.0)
Net income (loss)	$26.0	$26.7	$15.3	$4.5	$(3.7)	$32.9	$2.9	$(3.4)	$(33.2)	$67.9

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended June 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$154.3	$105.8	$1.1	$6.8	$11.9	$—	$—	$—	$—	$279.8
Intercompany revenue	3.7	—	19.1	7.5	—	54.0	—	0.5	(84.7)	—
Fuel, purchased power and cost of gas sold	69.9	56.7	—	—	—	—	0.9	—	(28.4)	99.1
Gross margin	88.1	49.1	20.1	14.3	11.9	54.1	(0.9)	0.5	(56.4)	180.7

Operations and maintenance	39.4	31.8	8.2	9.2	10.0	49.8	—	—	(52.0)	96.4
Depreciation, depletion and amortization	19.6	6.6	1.3	2.9	5.2	3.1	(3.3)	2.7	(3.0)	35.1
Operating income	29.1	10.7	10.7	2.1	(3.4)	1.1	2.4	(2.2)	(1.4)	49.2

Interest expense, net	(15.0)	(6.2)	(2.9)	(0.2)	(0.4)	(18.6)	—	—	20.7	(22.6)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	18.7	—	—	—	18.7
Interest income	1.2	0.3	0.2	—	0.5	17.4	—	—	(19.1)	0.4
Other income (expense)	0.2	—	—	0.5	0.1	3.5	—	—	(3.9)	0.4
Income tax benefit (expense)	(4.9)	(1.6)	(2.9)	(0.5)	1.4	(7.0)	(0.9)	0.8	—	(15.6)
Net income (loss)	$10.6	$3.2	$5.1	$1.9	$(1.9)	$15.2	$1.5	$(1.4)	$(3.6)	$30.5

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$312.8	$305.6	$2.1	$12.8	$27.2	$—	$—	$—	$—	$660.5
Intercompany revenue	7.8	—	38.4	15.1	—	111.2	—	0.9	(173.4)	—
Fuel, purchased power and cost of gas sold	142.0	180.8	—	—	—	—	1.8	—	(57.3)	267.3
Gross margin	178.6	124.8	40.5	27.9	27.2	111.2	(1.8)	0.9	(116.1)	393.2

Operations and maintenance	78.2	65.0	16.0	19.4	20.3	100.5	—	—	(105.1)	194.3
Depreciation, depletion and amortization	38.8	13.1	2.5	5.8	10.6	6.1	(6.6)	5.6	(6.0)	69.9
Operating income	61.6	46.7	22.0	2.7	(3.7)	4.6	4.8	(4.7)	(5.0)	129.0

Interest expense, net	(30.5)	(13.0)	(5.8)	(0.3)	(0.8)	(39.7)	—	—	44.1	(46.0)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	26.2	—	—	—	26.2
Interest income	2.3	0.8	0.4	—	0.9	34.9	—	—	(38.5)	0.8
Other income (expense)	0.5	—	—	1.1	—	26.6	—	—	(27.3)	0.9
Income tax benefit (expense)	(10.9)	(12.8)	(5.9)	(0.5)	1.6	(8.6)	(1.8)	1.7	—	(37.2)
Net income (loss)	$23.0	$21.7	$10.7	$3.0	$(2.0)	$44.0	$3.0	$(3.0)	$(26.7)	$73.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Investor Relations:
Jerome Nichols
Phone	605-721-1171
Email	jerome.nichols@blackhillscorp.com

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